Exhibit 21.1

Subsidiaries of Del Laboratories, Inc.

Domestic

Del Pharmaceuticals, Inc. (Delaware)

565 Broad Hollow Realty Corp. (New York)

Parfums Schiaparelli, Inc. (New York)

Royce & Rader, Inc. (Delaware)

Del Professional Products, Inc. (Delaware)

DLI International Holding I Corp.

DLI International Holding II Corp.

Foreign

Del Laboratories (Canada) Inc. (Canada)

Del Pharmaceutics (Canada) Inc. (Canada)

Del Pharmaceuticals Ltd. (U.K.)

Del Laboratories U.K. Limited (U.K.)

Pade Mexicana, S.A. de C.V. (Mexico) (50% owned by Del)

Laboratorios del De Mexico, S.A. de C.V.

DLI (Proprietary) Ltd. (South Africa) (50% owned by Del)

All subsidiaries are 100% owned by Del unless otherwise indicated.